Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Treasurer & Communications Director

(503) 726-7710

fletcher.chamberlin@fei.com

FEI Second Quarter Bookings Increase 21% Sequentially

Revenue of $140.3 million and EPS of $0.10

HILLSBORO, Ore., August 5, 2009 — FEI Company (NASDAQ: FEIC) reported record second-quarter orders for the quarter ended July 5, 2009. Revenue and earnings per share were within the range of company guidance.

For the quarter, bookings were $157.8 million, including a $6.4 million upward revaluation of the backlog of unfilled orders due to changes in foreign exchange rates. Total bookings were 21% above first-quarter bookings of $130.6 million and 12% above last year’s second quarter total of $140.4 million. Net sales of $140.3 million were down 1% compared to the first quarter of 2009 and down 9% compared to the second quarter of 2008. The book-to-bill ratio in the quarter was 1.13 to 1, and the backlog at the end of the quarter was a record $336.9 million, of which approximately 90% is expected to ship in the next 12 months.

Net income for the second quarter of 2009 was $3.7 million, compared with $6.3 million in the first quarter of 2009 and $1.7 million in last year’s second quarter. Diluted earnings per share in the latest quarter were $0.10, compared with $0.17 in the first quarter of 2009 and $0.04 in the second quarter of 2008. Operating income in the quarter was $6.6 million, compared with $8.1 million in the first quarter of 2009 and $4.9 million in last year’s second quarter. Restructuring expenses in the latest quarter reduced operating income by $1.1 million or $0.02 per diluted share. Earnings per share were also affected by a higher tax rate and higher non-operating expenses in the second quarter compared with the first quarter of 2009.

Results for the second quarter of 2008 have been restated for the effect of the required adoption of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Conversion).” The restatement reduced reported net income and diluted earnings per share for last year’s second quarter by $3.2 million and $0.08 per share. The restatement is related to the company’s zero percent convertible notes that were paid off in June 2008.

During the quarter the company continued to improve its balance sheet and liquidity. Total cash and investments increased by $11.1 million in the quarter to $384.0 million, and shareholders’ equity increased by $22.6 million to $543.5 million. Net cash provided by operating activities was positive $11.4 million for the quarter.

“Quarterly bookings were the highest for any second quarter in the company’s history and were the third highest for any quarter on record,” said Don Kania, president and CEO of FEI. “Each of our market divisions recorded sequential increases in bookings, led by 59% growth in Life Sciences and 46% growth in Research and Industry. Gross margins were at 40% and operating expenses declined despite a somewhat weaker dollar and a small revenue decline.

“Our strong orders were driven by ongoing global demand for our leading-edge products, with minimal impact from U.S. stimulus funding,” continued Kania. “We expect to see a positive impact on orders from stimulus funding in the second half of the year. We have also recently announced a number of new products, continuing FEI’s solid leadership position.”

Bookings and revenue comparisons for the company’s market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.

Guidance for Q3 2009

Assuming a euro/dollar exchange rate of $1.40, FEI expects net sales in the third quarter of 2009 to be in the range of $136 million to $142 million. Bookings are expected to be at least $140 million. GAAP earnings per share are expected to be in the range of $0.07 to $0.12, including estimated restructuring charges of $600,000.

Investor Conference Call — 2:00 p.m. PDT Wednesday, August 5, 2009

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-877-941-2930 (domestic, toll-free) or 1-480-629-9692 (international) and asking for the FEI Second Quarter Earnings call, # 4118265. The call can also be accessed via the web by going to FEI’s Investor Relations page at www.fei.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-406-7325 (US) or 1-303-590-3030 (international) and entering the access code 4118265#.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a 60-year history of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI’s NanoPorts in North America, Europe and Asia provide centers of technical excellence where its world-class community of customers and specialists collaborate. FEI has approximately 1800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the third quarter of 2009 and future periods; the expected shipment of our backlog; expectations about operating expenses and restructuring expense; expectations for future bookings and backlog; the impact of foreign exchange rates on our results; expectations about foreign currency rates; government economic stimulus spending; and new product sales and performance. Factors that could affect these forward-looking statements include, but are not limited to, the ongoing global and financial market economic crisis; the timing, size, execution and ultimate success of government stimulus programs; lower than expected customer orders and the potential weakness of the Research & Industry, Electronics and Life Sciences market segments; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws and accounting rules regarding taxes; the ongoing determination of the effectiveness of foreign exchange hedge transactions; valuation of the auction rate securities we hold and classification of them on the balance sheet; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; failure to achieve expected cost reductions and other improvements from restructuring plans; changes in restructuring plans; risks associated with shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; failure of customers to adopt new technologies; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in new product introduction and the inability to manufacture products in required volumes; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; shipment delays due to supply chain problems; potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 5, 2009	April 5, 2009	As Adjusted(1) December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$178,879	$209,172	$146,521
Short-term investments in marketable securities	145,739	16,988	32,901
Short-term restricted cash	10,783	9,626	10,994
Receivables	162,771	153,855	139,733
Inventories	147,798	141,394	141,609
Deferred tax assets	2,651	3,148	2,884
Other current assets	52,921	35,346	32,926

Total current assets	701,542	569,529	507,568

Non-current investments in marketable securities	6,300	97,880	94,098

Long-term restricted cash	42,344	39,271	34,833

Non-current inventories	41,468	40,893	41,072

Property plant and equipment, net	76,860	74,975	76,991

Goodwill	44,600	40,943	40,964

Deferred tax assets	1,618	1,998	2,188

Other assets, net	18,667	29,254	34,458

TOTAL	$933,399	$894,743	$832,172

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,108	$38,669	$34,964
Accrued liabilities	37,138	34,408	35,540
Deferred revenue	69,341	55,327	44,135
Income taxes payable	3,318	4,376	3,040
Accrued restructuring, reorganization and relocation	86	111	240
Short-term line of credit	70,800	70,800	—
Other current liabilities	40,600	39,374	33,732

Total current liabilities	257,391	243,065	151,651

Convertible debt	100,000	100,000	115,000

Other liabilities	32,546	30,779	46,432

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 37,553, 37,286, and 36,638, shares issued and outstanding at July 5, 2009, December 31, 2008, and June 29, 2008	478,075	472,762	469,893
Retained earnings (deficit)	8,830	5,171	(1,168)
Accumulated other comprehensive income	56,557	42,966	50,364

Total shareholders’ equity	543,462	520,899	519,089

TOTAL	$933,399	$894,743	$832,172

(1)	Restated for the effects of the adoption of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

FEI Company and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 5, 2009	April 5, 2009	As Adjusted(1) June 29, 2008	July 5, 2009	As Adjusted(1) June 29, 2008
NET SALES:
Products	$107,162	$108,562	$119,758	$215,724	$236,972
Service and components	33,101	33,271	34,281	66,372	68,713

Total net sales	140,263	141,833	154,039	282,096	305,685

COST OF SALES:
Products	61,127	59,887	70,384	121,014	137,367
Service and components	22,975	23,254	25,035	46,229	50,473

Total cost of sales	84,102	83,141	95,419	167,243	187,840

Gross profit	56,161	58,692	58,620	114,853	117,845

OPERATING EXPENSES:
Research and development	16,657	16,780	18,496	33,437	36,303
Selling, general and administrative	31,825	32,826	32,919	64,651	65,531
Restructuring, reorganization and relocation	1,067	962	2,271	2,029	2,271

Total operating expenses	49,549	50,568	53,686	100,117	104,105

OPERATING INCOME	6,612	8,124	4,934	14,736	13,740

OTHER INCOME (EXPENSE):
Interest income	668	1,133	4,118	1,801	9,117
Interest expense	(1,195)	(1,912)	(5,443)	(3,107)	(10,795)
Other, net	(974)	459	(373)	(515)	(1,240)

Total other income (expense), net	(1,501)	(320)	(1,698)	(1,821)	(2,918)

INCOME BEFORE TAXES	5,111	7,804	3,236	12,915	10,822

INCOME TAX EXPENSE	1,451	1,466	1,578	2,917	4,131

NET INCOME	$3,660	$6,338	$1,658	$9,998	$6,691

BASIC NET INCOME PER SHARE DATA:	$0.10	$0.17	$0.05	$0.27	$0.18

DILUTED NET INCOME PER SHARE DATA:	$0.10	$0.17	$0.04	$0.27	$0.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	37,450	37,322	36,499	37,386	36,467

Diluted	37,745	37,616	36,895	37,681	36,868

(1)	Restated for the effects of the adoption of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

FEI Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

		Thirteen Weeks Ended(1)		Twenty-Six Weeks Ended(1)
	July 5, 2009	April 5, 2009	As Adjusted(2) June 29, 2008	July 5, 2009	As Adjusted(2) June 29, 2008
NET SALES:
Products	76.4%	76.5%	77.7%	76.5%	77.5%
Service and components	23.6%	23.5%	22.3%	23.5%	22.5%

Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES:
Products	43.6%	42.2%	45.7%	42.9%	44.9%
Service and components	16.4%	16.4%	16.3%	16.4%	16.5%

Total cost of sales	60.0%	58.6%	61.9%	59.3%	61.4%

Gross profit	40.0%	41.4%	38.1%	40.7%	38.6%

OPERATING EXPENSES:
Research and development	11.9%	11.8%	12.0%	11.9%	11.9%
Selling, general and administrative	22.7%	23.1%	21.4%	22.9%	21.4%
Restructuring, reorganization and relocation	0.8%	0.7%	1.5%	0.7%	0.7%

Total operating expenses	35.3%	35.7%	34.9%	35.5%	34.1%

OPERATING INCOME	4.7%	5.7%	3.2%	5.2%	4.5%

OTHER INCOME (EXPENSE):
Interest income	0.5%	0.8%	2.7%	0.6%	3.0%
Interest expense	-0.9%	-1.3%	-3.5%	-1.1%	-3.5%
Other, net	-0.7%	0.3%	-0.2%	-0.2%	-0.4%

Total other income (expense), net	-1.1%	-0.2%	-1.1%	-0.6%	-1.0%

INCOME BEFORE TAXES	3.6%	5.5%	2.1%	4.6%	3.5%

INCOME TAX EXPENSE	1.0%	1.0%	1.0%	1.0%	1.4%

NET INCOME	2.6%	4.5%	1.1%	3.5%	2.2%

(1)	Percentages may not add due to rounding.
(2)	Restated for the effects of the adoption of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

FEI COMPANY

Supplemental Data Table

($ in millions, except per share amounts)

(Unaudited)

	Q2 Ended	Q1 Ended	Q2 Ended
	5-Jul-09	5-Apr-2009	29-Jun-2008
Income Statement Highlights
Consolidated sales	$140.3	$141.8	$154.0
Gross margin	40.0%	41.4%	38.1%
R&D spending	$16.7	$16.8	$18.5
R&D (% of sales)	11.9%	11.8%	12.0%
SG&A	$31.8	$32.8	$32.5
SG&A (% of sales)	22.7%	23.1%	21.1%
Stock compensation expense - COGS	$0.4	$0.4	$0.2
Stock compensation expense - R&D	$0.3	$0.3	$0.2
Stock compensation expense - SG&A	$2.0	$2.2	$1.4
Net income	$3.7	$6.3	$1.7
Diluted earnings per share	$0.10	$0.17	$0.04
Interest income add back included in the calculation of diluted EPS	$0.0	$0.0	$0.0
Sales by Market Segment
Electronics	$32.3	$29.3	$37.7
Research & Industry	$55.3	$58.3	$62.5
Life Sciences	$19.6	$20.9	$19.5
Service and Components	$33.1	$33.3	$34.3
Sales by Geography
USA & Canada	$40.4	$55.5	$54.3
Europe	$40.7	$48.9	$56.1
Asia-Pacific and Rest of World	$59.2	$37.4	$43.6
Bookings
Total	$157.8	$130.6	$140.4
Book-to-bill ratio	1.13	0.92	0.91
Backlog - total	$336.9	$319.3	$296.0
Backlog - Service and Components	$64.1	$62.5	$64.8
Bookings by Market Segment
Electronics	$35.1	$33.2	$27.6
Research & Industry	$57.4	$39.4	$57.1
Life Sciences	$30.6	$19.2	$21.7
Service and Components	$34.7	$38.8	$34.0
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$384.0	$372.9	$290.8
Operating cash generated (used)	$11.4	$1.2	($0.3)
Accounts receivable	$162.8	$153.9	$173.0
Days sales outstanding (DSO)	106	99	102
Inventory turnover	2.3	2.4	2.4
Inventories	$147.8	$141.4	$157.8
Property, plant and equipment	$76.9	$75.0	$76.2
Fixed asset investment (during quarter)	$2.4	$3.0	$2.3
Depreciation expense	$4.2	$4.0	$4.3
Current liabilities	$257.4	$243.1	$162.3
Working capital	$444.2	$326.5	$361.8
Shareholders’ equity	$543.5	$520.9	$521.5
Headcount (permanent and temporary)	1,770	1,788	1,804